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                                                                      Exhibit 11

                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                   (Unaudited)



                                         13 Weeks Ended                 39 Weeks Ended
                                  ---------------------------     ---------------------------
                                    10/5/97         9/29/96         10/5/97         9/29/96
                                  -----------     -----------     -----------     -----------
Net income                        $    23,234     $    24,453     $    42,650     $    52,415
                                  ===========     ===========     ===========     ===========

Shares:
  Weighted average common
     shares outstanding            36,476,360      38,474,821      37,006,327      38,585,647

  Net common shares issuable
     on exercise of certain
     stock options                    111,851         294,798         219,079         195,465
                                  -----------     -----------     -----------     -----------

  Average common and common
     equivalent shares
     outstanding                   36,588,211      38,769,619      37,225,406      38,781,112
                                  ===========     ===========     ===========     ===========
Earnings per common
  and common equivalent share     $       .64     $       .63     $      1.15     $      1.35